Exhibit 99-3

Ten Stix Inc. Announced Today Its Expanded Sales Effort in Arizona and Comments on the Recent Article in Casino Enterprise Management Magazine

Wednesday April 14, 9:01 am ET

IDAHO SPRINGS, Colo.--(BUSINESS WIRE)--April 14, 2004--TNTI (OTCBB:TNTI - News) announced today an expansion of its sales effort in Arizona.

The company recently received its permanent license or certification from the Arizona department of Gaming. A company must obtain this certification before it can conduct any business with any casino in the State. It requires an extensive background check of all principals in the company. Ten Stix is also required to have a license with each individual casino or tribe that is interested in acquiring any of the company's products. Ten Stix already has licenses with Yavapai Prescott, and Fort McDowell. Several more licenses are expected soon. Tony Cranford, Chairman/Vice President for Ten Stix Inc., says Arizona casinos now operate approximately 300 blackjack tables statewide.

"Since Arizona is the first state to mandate Automatic Shufflers on every blackjack table, and the fact that the slot machines in Arizona do as much as ten times what the same slots do in Las Vegas, it only makes sense for us to capitalize on our State certification," Cranford says. "We have requests from virtually every casino in Arizona for some of our products. Our sales staff from Las Vegas and Colorado will handle the state."

Cranford comments on a recent article, "Our ProShuffle(TM) was featured in Casino Enterprise Management Magazine (CEM), discussing player satisfaction, pricing, portability and the importance of duplicating a dealer's hand." Cranford explains, "Instead of the dealer shuffling they simply place the cards into the ProShuffle(TM), friction and gravity shuffle the cards just like a dealer." Cranford continues, "We were pleased with the article about Ten Stix and our ProShuffle(TM), (CEM) is a reputable trade publication with over 12,000 readers in North America."

About Ten Stix, Inc

Ten Stix, Inc. (TNTI) is a pre-eminent developer and supplier of Casino Products and Table Games including the "ProShuffle" multi-deck card shuffler and "Hold'em 88" table game. For more information visit Ten Stix online (www.tenstix.com (http://www.tenstix.com)).

About Casino Enterprise Management Magazine

Casino Enterprise Management Magazine (CEM) focuses exclusively on the North American Gaming industry and is distributed to 12,000 gaming industry managers, directors and executives; 2,000 gaming industry suppliers; 200 tribal government leaders and 80 gaming regulators in North America. (CEM) provides editorial support through coverage of CNIGA, MIGA & NIGA events and news. Casino Enterprise Management Magazine is highly focused and application based and geared toward the education of casino managers, directors and executives. (CEM) also provides educators, gaming regulators, gaming suppliers and tribal governments information that is targeted to their specific needs.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including, but not limited to, those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Company's Securities and Exchange Commission filings.

Contact:
     Ten Stix Inc.
     Thomas Sawyer, 303-567-0163